Exhibit 99.1

PRESS RELEASE

9/13/18

Carlisle Companies Announces the Retirement of John W. Altmeyer as President of Carlisle Construction Materials and Appoints Nick Shears as Interim President

SCOTTSDALE, ARIZONA, September 13, 2018 - Carlisle Companies (NYSE: CSL) announced today that John W. Altmeyer has retired as President of Carlisle Construction Materials LLC (“CCM”) after nearly thirty years of service to Carlisle, effective September 12, 2018.  The Company also announced the appointment of Nick Shears as interim President of CCM, also effective September 12, 2018.  The Company has activated a search process for a permanent President of CCM.  Mr. Altmeyer will work with the Company in support of the transition of responsibilities to Mr. Shears.

D. Christian Koch, President and Chief Executive Officer, said, “Since 1989, John Altmeyer has served Carlisle in several executive roles, including 21 years as President of CCM.  I have known John for over a decade and witnessed his leadership in growing CCM to be the largest and most profitable Carlisle operating unit.  Since my appointment as President and CEO in 2016, I have been grateful that John has remained at Carlisle and provided valuable guidance in the growth of our Company and development of Vision 2025.  John built an exceptional team at CCM, which today is the foundation for CCM’s continued growth.  On behalf of the entire Carlisle community, I thank John for his many contributions to Carlisle and wish him the best in his well-earned retirement.”

Mr. Shears was most recently Executive Vice President, Sales & Marketing for CCM and has held engineering and executive sales and marketing positions at CCM over his 34 years with CCM.  Mr. Shears holds a Chemical Engineering degree and an MBA from Penn State University.

Mr. Koch also stated, “I am extremely pleased to appoint Nick as interim President of CCM.  Over his long tenure with CCM, Nick has participated in and led the impressive sales growth at CCM as well as contributed significantly to the development and implementation of CCM’s strategic and operating initiatives.  Nick is a highly-respected member of the CCM management team and is widely-known in the construction materials industry.  Nick is firmly committed to our Vision 2025 plan.  I look forward to working with Nick and am confident Nick is the right leader for this transition period at CCM.”

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses with highly engineered and high margin products. Carlisle is committed to generating superior shareholder returns by combining a unique management style of decentralization, entrepreneurial spirit, active M&A, and a balanced approach to capital deployment, all with a culture of continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, agriculture, mining, construction, aerospace, medical, defense, transportation, industrial, protective coating and auto refinishing. Carlisle’s worldwide team of employees generated $4.1 billion in revenues in 2017. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Jim Giannakouros, CFA
Vice President, Investor Relations and FP&A
(480) 781-5135
jgiannakouros@carlisle.com